Exhibit 99.1

Phathom Pharmaceuticals Announces Pricing of $130 Million Offering of Common Stock and Pre-Funded Warrants

Florham Park, N.J., August 19, 2024 – Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, announced today the pricing of its underwritten offering of 8,695,652 shares of its common stock and pre-funded warrants to purchase 2,608,922 shares of common stock. The shares of common stock are being sold at a price of $11.50 per share and the pre-funded warrants are being sold at a price of $11.499 per pre-funded warrant, which represents the per share price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The gross proceeds to Phathom from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $130 million. The offering is expected to close on or about August 20, 2024, subject to satisfaction of customary closing conditions.

Phathom intends to use the net proceeds from the offering to fund commercialization expenses and further clinical development of vonoprazan and for working capital and general corporate purposes.

Evercore ISI, Stifel and Guggenheim Securities are acting as joint bookrunning managers for the offering. H.C. Wainwright & Co., Needham & Company and Craig-Hallum are acting as co-lead managers for the offering.

The securities described above are being offered by Phathom pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). An electronic copy of the accompanying prospectus was filed with the SEC and is available on the website of the SEC at http://www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com; Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Attention: Syndicate, or by phone at (415) 364-2720, or by email at syndprospectus@stifel.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Phathom

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases. Phathom has in-licensed the exclusive rights to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB) that is currently marketed in the United States as VOQUEZNA® (vonoprazan) tablets for the treatment of heartburn associated with Non-Erosive GERD in adults, the healing and maintenance of healing of Erosive GERD in adults and associated heartburn, in addition to VOQUEZNA® TRIPLE PAK® (vonoprazan tablets, amoxicillin capsules, clarithromycin tablets) and VOQUEZNA® DUAL PAK® (vonoprazan tablets, amoxicillin capsules) for the treatment of H. pylori infection in adults.

Forward-Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements relating to the satisfaction of customary closing conditions related to the offering, the expected closing of the offering and the anticipated gross proceeds from the offering and Phathom’s intended use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in Phathom’s business described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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CONTACTS

Media Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

Investor Contact:

Eric Sciorilli

1-877-742-8466

ir@phathompharma.com

© 2024 Phathom Pharmaceuticals. All rights reserved. VOQUEZNA, VOQUEZNA DUAL PAK, VOQUEZNA TRIPLE PAK, Phathom Pharmaceuticals, and their respective logos are registered trademarks of Phathom Pharmaceuticals, Inc.